UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2010
LIBBEY INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio (Address of principal executive offices)		43604 (Zip Code)
Registrant’s telephone number, including area code: (419) 325-2100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 12, 2010, Libbey Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named in Schedule 1 thereto (collectively, the “Underwriters”), and Merrill Lynch PCG, Inc., the selling stockholder, relating to the public offering of 3,826,088 shares of the Company’s common stock, par value $0.01 per share, by the selling stockholder at a public offering price of $10.25 per share. The selling stockholder also granted the Underwriters a 30-day option to purchase an additional 573,913 shares of the Company’s common stock to cover over-allotments, if any, at the public offering price, less the underwriting discount.
     The Underwriting Agreement includes customary representations, warranties and covenants by the Company and the selling stockholder. It also provides for customary indemnification by each of the Company, the selling stockholder and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities. The foregoing description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.
     The Company will not receive any proceeds from the sale of shares by the selling stockholder. The offering of the common stock is being made pursuant to the shelf registration statement filed by the Company on Form S-3 (Registration No. 333-163402), including a related prospectus as supplemented by a Preliminary Prospectus Supplement dated August 9, 2010 and Prospectus Supplement dated August 12, 2010. The offering is expected to close on August 18, 2010, subject to customary closing conditions.
Item 9.01. Financial Statements and Exhibits.
Exhibit
1.1	Underwriting Agreement, dated as of August 12, 2010, by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named in Schedule 1 thereto, and Merrill Lynch PCG, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

LIBBEY INC. Registrant
Date: August 13, 2010	By:	/s/ Susan A. Kovach
Susan A. Kovach
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit Number	Description
Exhibit 1.1	Underwriting Agreement, dated as of August 12, 2010, by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters named in Schedule 1 thereto, and Merrill Lynch PCG, Inc.